Exhibit 99.1

Crexendo Announces Resignation of Chief Technology Officer

PHOENIX, Sept. 9, 2011 (GLOBE NEWSWIRE) -- Crexendo, Inc. (AMEX:EXE), a provider of cloud communications and Internet marketing solutions to small and mid-sized businesses, today announced the resignation of its Chief Technology Officer (CTO) David Rosenvall, the resignation is effective September 15, 2011. The Company does not currently plan to replace the position of CTO.

David Rosenvall will remain a consultant with the Company and plans to explore other technology opportunities. Rosenvall commented, "I have been with Crexendo and its predecessor companies for over fifteen years. I will be seeking new opportunities and enjoy the process of starting new businesses. I determined that with the recent beta release of the Storebuilder software version 7.0 this was the perfect time to fulfill my entrepreneurial desires. I am delighted I will continue to consult with Crexendo and help this remarkable team. I look at the people and my experience here with nothing but fondness, and I will always be proud of the contributions I have made."

Steve Mihaylo, Crexendo Chief Executive Officer commented, "While we are disappointed to lose David, we are excited that he has agreed to consult with the Company for at least the next two years. David has been instrumental in building this company and his drive, determination and ingenuity cannot be overstated. We are also fortunate to have a dynamic technology team and with our bench strength we will continue to operate on a business-as-usual basis relying upon the excellent team that David has helped to build. We remain focused on delivering superior high-quality technologically products to our customers. The entire Crexendo team extends its sincerest gratitude to David for his innumerable contributions to the company. Everyone wishes him great success and happiness in his endeavors."

About Crexendo

Crexendo provides Cloud-based infrastructure services to small and mid-sized businesses, which includes telecom and website hosting services, ecommerce software, website development and Internet marketing services. These Cloud-based services help small and mid-sized businesses build Internet strategies to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software, training and Cloud-based telecom and website hosting services, Crexendo offers site development, search engine optimization (SEO), link building and training. Crexendo, Crexendo Business Solutions, Crexendo Network Services and StoresOnline are trademarks of Crexendo, Inc.

The Crexendo, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7604

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo, Inc. (the "Company") (i) having a dynamic technology team ; (ii) maintaining " bench strength"; (iii) l continuing to operate on a business-as-usual basis relying upon the excellent team that David has helped to build and (iv)remaining focused on delivering high-quality technologically superior products to our customers.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the Company's Form 10-Q for the quarters ended June 30, 2011 and March 31, 20011 and Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.